Exhibit 23(h)(23) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXHIBIT A
to
REMOTE ACCESS SERVICES ADDENDUM TO
FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

IN~SIGHTSM
System Product Description

In~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street.  In~SightSM allows users a single point of entry into State Street’s diverse systems and applications.  Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics, and Electronic Trade Delivery can be accessed through In~SightSM.  This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. In~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability.

SCHEDULE 1

FINANCIAL ADMINISTRATION AND ACCOUNTING SERVICES
 FEE SCHEDULE

 State Street Bank and Trust Company

Federated Funds

Financial Administration and Accounting Services Fee Schedule

Financial Administration and Accounting Services

Financial administration and accounting services provided by State Street Bank and Trust Company (“State Street”) shall be as set forth in Section III of the Financial Administration and Accounting Services Agreement (the “Agreement”) dated as of January 1, 2007 between each of the investment companies listed on Exhibit A to the Agreement and State Street.

I.           Fees

Each fund will be required to pay an asset based fee as described below.

Type of fee	Annual charge billed and payable monthly

Asset based fee per fund	0.0003 on first $100,000,000 assets, plus
0.0002 on next $200,000,000 assets, plus
0.0001 on next $200,000,000 assets, plus
0.00005 on assets over $500,000,000.
The per fund asset based fee is limited to a minimum of $39,000 and a maximum of $158,000.

Additional class fee	$12,000 per class after the initial class

New funds will be billed at the above fees but waived during the first 6 months or until the fund reaches $100,000,000, whichever is sooner.  For funds with less than $100,000,000 in assets, the following waivers apply:

0 – 3 months:  100% of fee waived
4 – 6 months:  50% of fee waived

This fee reduction is intended to provide relief to funds in the event that assets do not grow during the initial 6 months.  Assets from an “in kind” transfer, common trust conversion or transferred from another Federated Fund qualify as fund assets for purposes of the $100,000,000 asset base used to determine applicability of the above fee waiver.

International Fund Credit	A total credit of $250,000 per year will be allocated based on monthly average net assets to the following international funds:
o Federated International Bond Fund
o Federated International Equity Fund
o Federated International Small Company Fund
o Federated International High Income Fund
o Federated International Capital Appreciation Fund
o Federated International Value Fund
o Emerging Markets Fixed Income Core
o Federated International Equity Fund II

II.           Specific Services Purchased

In addition to the asset based fee, the following fees will be charged on an annual basis for the services listed below when they are provided to a specific fund.

Wash Sales Reporting	$5,000 per fund
Closed end fund preferred shares testing	$16,500 per fund
Qualified Dividend Report	$500 per fund (includes three reports for any period; $200 per report thereafter)
N-Q Reporting	$2,000 per fund
CCO Program	$600 per fund
Agreed-Upon Procedures	$175 per fund per report
Partnership Accounting	$12,000 per fund structured as a partnership

III.           Valuation Fee

For billing purposes, the monthly quote charge will be billed at cost.  In addition, the FT Interactive Remote Plus pricing terminal will be billed at cost.

IV.           Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V.           Payment

The above fees will be invoiced monthly.  Payment is due within 10 business days after receipt of the invoice.

VI.           Term of Contract

The parties agree that this Fee Schedule shall become effective January 1, 2007.

Investment Companies	State Street Bank and Trust Company
(Listed on Exhibit A the Financial Administration and Accounting Services Agreement)

By: /s/ Richard A. Novak	By: /s/ Michael E. Hagerty
Title: Treasurer	Title: Senior Vice President
Date: 12/28/06	Date: 12/29/06

STATE STREET BANK AND TRUST COMPANY
FEDERATED FUND
FEE SCHEDULE ADDENDUM*
*Addendum to Fund Accounting and Financial Administration fee schedule dated
January 1, 2007

International Fund Credit – Fund list update as of December 10, 2008

A total credit of $250,000 per year will be allocated based on monthly average net assets to the following international funds:

FIBF                     2263                       FEDERATED INTERNATIONAL BOND FUND
IEF                       2299                       FEDERATED INTERNATIONAL EQUITY FUND
FISCF                  22G8                       FEDERATED INTERNATIONAL SMALL-MID COMPANY FUND
FIHIF                  22H5                       FEDERATED INTERNATIONAL HIGH INCOME FUND
FIVF                     22J9                       FEDERATED INTERNATIONAL VALUE FUND
EMCORE            22L7                       EMERGING MARKETS FIXED INCOME CORE
FICF                    22U2                       FEDERATED INTERCONTINENTAL FUND
FISVF                  22U6                       FEDERATED INTERNATIONAL STRATEGIC VALUE FUND
FPGIF                  22V2                       FEDERATED PRUDENT GLOBAL INCOME FUND
IFIEF                   Y6C3                       FEDERATED INTERNATIONAL EQUITY FUND II

Shadow Fund Account Fees

Annual fee per fund:  $35,000
Monthly fee per fund:  $2,916.67

Fee to be charged monthly for each fund requiring a complete second set of books

The parties agree that this Fee Schedule Addendum shall become effective with the October 2008 Accounting and Financial Administration invoice.

Each Investment Company or Series thereof, that is a party to the Financial Administration and Accounting Services Agreement	State Street Bank and Trust Company
By: /s/ Richard A. Novak	By: /s/ Leo O’Donnell
Title: Treasurer	Title: Vice President
Date: December 19, 2008	Date: December 22, 2008